Exhibit 23.4

Date: February 11, 2021

Full Truck Alliance Co. Ltd.

Wanbo R&D Park, 20 Fengxin Road

Yuhuatai District, Nanjing

Jiangsu 210012

People’s Republic of China

Re: Full Truck Alliance Co. Ltd.

Ladies and Gentlemen,

We, China Insights Industry Consultancy Limited, understand that Full Truck Alliance Co. Ltd. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “CIC Reports”), and any subsequent amendments to the CIC Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) in institutional and retail roadshows and other activities in connection with the Proposed IPO, (v) on the websites of the Company and its subsidiaries and affiliates, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings

Yours faithfully

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Lisa Feng
Name:	Lisa Feng
Title:	Partner